Exhibit 99.1

July 18, 2005

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Media may contact:

Terry Francisco, Bank of America, 704.386.4343

Bank of America second quarter net income rises 12 percent

Revenue increases 7 percent as expenses decline

Consumer and middle market business loan growth vibrant

Efficiency ratio again under 50 percent

Retail sales momentum continues

CHARLOTTE — Bank of America Corporation today reported that second quarter net income rose 12 percent to $4.30 billion from $3.85 billion a year earlier. Earnings per share increased 14 percent to $1.06 per share (diluted) from $0.93. Return on average common shareholders’ equity in the second quarter was 17.54 percent.

Second quarter earnings included merger and restructuring charges of $121 million pre-tax, which reduced earnings per share by 2 cents.

Improved results were driven by a 7 percent increase in revenue and 3 percent decrease in noninterest expense. The revenue increase was primarily due to strong noninterest income growth, led by the growth in card income and service charges. Also contributing were gains from whole loan sales and equity investment gains. Noninterest expense fell due to savings created by the merger with FleetBoston Financial Corporation.

Nearly all major customer-related actions related to the Fleet integration have now been accomplished as several major systems conversions were completed during the quarter. Direct cost savings achieved in the second quarter totaled $441 million. Total savings from the Fleet merger are projected to be $1.85 billion for 2005.

For the first six months of 2005, Bank of America earned $8.99 billion, or $2.20 per share (diluted), compared to $6.53 billion, or $1.85 per share, a year earlier.

During the second quarter Bank of America agreed to buy approximately 9 percent of the stock of China Construction Bank for $3 billion, with the option of increasing its stake in future years. Bank of America also announced a definitive agreement to acquire MBNA Corporation. The MBNA acquisition is expected to close in the fourth quarter.

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“I am very pleased with our continued strong performance in 2005,” said Kenneth D. Lewis, chairman and chief executive officer. “Our ability to achieve profitable growth in the midst of a challenging interest rate environment demonstrates the value and resilience of our balanced business mix as well as the efficiency advantages of our large-scale enterprise.”

“As we successfully complete the Fleet integration, and look ahead to the MBNA acquisition, we will build upon a successful customer-centric formula to provide continued long-term growth for investors from our expanded and enhanced financial services platform,” Lewis said. “I am very proud that we are continuing to achieve customer growth while completing our integration of Fleet.”

Business Highlights

•	Average managed consumer credit card outstandings rose to $58.5 billion as the company added a record 1.6 million consumer credit card accounts in the quarter.

•	The bank added a record 629,000 net new retail checking accounts in the quarter.

•	Debit card purchase volume rose to over $35 billion in the quarter, an increase of 27 percent from second quarter 2004.

•	Average loans and leases in Global Business and Financial Services grew $5 billion from first quarter 2005, which was an annualized growth rate of more than 11 percent.

•	Total retail deposits grew 11 percent from the second quarter of 2004 to more than $428 billion in the second quarter of 2005.

•	Active online banking users increased to 13.6 million, while 6.6 million active online bill-payers paid more than $30 billion worth of bills, an increase of 41 percent from the second quarter of 2004.

•	Seventy-two percent of Columbia Management Group’s total funds were ranked in the top half of Lipper’s overall rankings of the mutual fund industry as of the end of second quarter 2005 (Assets under Management weighted over 1 year). Thirty-nine percent were in Lipper’s top quartile.[1]

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Fleet Merger Highlights

•	The accounts of more than 1.9 million customers in Rhode Island, Massachusetts, New Hampshire, Maine and Florida have been converted to Bank of America’s retail platform, including all deposit and loan accounts, overdraft protection and online banking and bill pay. Final conversion of remaining customers in the Fleet footprint will take place later this month.

•	Net new retail checking accounts in the former Fleet footprint increased 78,000 in the second quarter of 2005, as compared to 16,000 net new retail checking accounts in the second quarter of 2004.

•	Middle market and business banking loans in the former Fleet footprint grew by more than $600 million during the quarter. This was an annualized increase of more than 17 percent.

2005 Second Quarter Financial Summary

Revenue

Revenue on a fully taxable-equivalent basis grew to $14.21 billion from $13.22 billion the same quarter last year.

Net interest income on a fully taxable-equivalent basis was $7.84 billion, up 1 percent from $7.75 billion a year earlier. The increase was due to growth in consumer and business loans, a larger asset-liability management portfolio and higher domestic deposit levels. These increases were partially offset by the impact of further flattening of the yield curve, a lower trading-related contribution and lower levels of large corporate and foreign loans.

Noninterest income rose 16 percent to $6.37 billion from $5.47 billion a year earlier. These results were driven by gains from whole loan sales, card income, service charges and equity investment gains. These improvements were offset by weaker trading profits and investment banking income as well as lower mortgage banking income.

During the quarter, the company realized $325 million in securities gains, down significantly from $795 million in the second quarter of 2004.

Efficiency

Noninterest expense declined 3 percent to $7.02 billion compared to $7.23 billion a year ago. The efficiency ratio improved to 49.42 percent (48.56 percent excluding merger and restructuring charges). For 2005 year-to-date, the company has achieved operating leverage of 13.5 percent.

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Credit Quality

Most major credit quality indicators showed positive trends. The company recorded net recoveries on commercial loans. Credit card charge-offs increased from the second quarter of 2004 reflecting growth and seasoning in the portfolio, the impact of last year’s changes in minimum payment requirements and bankruptcy reform. Consumer credit quality remained strong in all other categories.

•	Provision for credit losses was $875 million, up from $580 million in the first quarter of 2005 and $789 million a year earlier.

•	Net charge-offs were $880 million, or 0.68 percent of average loans and leases. This compared to $889 million, or 0.69 percent, in the first quarter of 2005 and $829 million, or 0.67 percent of average loans and leases in the second quarter of 2004.

•	Nonperforming assets decreased to $1.90 billion, or 0.36 percent of total loans, leases and foreclosed properties, at June 30, 2005. This compared to $2.34 billion, or 0.44 percent, at March 31, 2005 and $3.18 billion, or 0.64 percent, at June 30, 2004.

•	The allowance for loan and lease losses was $8.32 billion, or 1.57 percent of loans and leases, at June 30, 2005. This compared to $8.31 billion, or 1.57 percent, at March 31, 2005 and $8.77 billion, or 1.76 percent, at June 30, 2004. At June 30, 2005, the allowance for loan and lease losses represented 470 percent of total nonperforming loans and leases, compared to 401 percent at March 31, 2005 and 305 percent at June 30, 2004.

Capital Management

Total shareholders’ equity was $100.54 billion at June 30, 2005. Period-end assets grew to $1.25 trillion. The Tier 1 Capital Ratio was 8.06 percent, compared to 8.20 percent at March 31, 2005 and a year ago.

During the quarter, Bank of America paid a cash dividend of $0.45 per share. The Board of Directors has increased the quarterly dividend to $0.50 per share, effective with the payment in the third quarter. The company issued 22 million shares, primarily related to employee stock options and ownership plans, and repurchased 40 million shares. Average common shares issued and outstanding were 4.01 billion in the second quarter, compared to 4.03 billion in the first quarter of 2005 and 4.06 billion in the second quarter of 2004.

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Second Quarter 2005 Business Segment Results

Global Consumer and Small Business Banking

Global Consumer and Small Business Banking earnings decreased 8 percent to $1.60 billion from $1.74 billion a year earlier. Revenue rose 5 percent to $7.06 billion.

The decline in earnings occurred because of an increase in provision expense due to increased credit card charge-offs. Also, included in this quarter’s provision was $210 million to establish a reserve for anticipated net charge-offs from additional minimum payment requirements for consumer credit cardholders, which will be implemented in the fourth quarter.

Business momentum continued to be solid, led by growth in card income and service charges as well as increases in home equity loans. Service charges rose 12 percent and benefited from a growing number of new consumer and business accounts. Card income increased 25 percent from a year ago due to significant growth in debit and credit card volumes as well as the acquisition of NPC, which closed in the fourth quarter of 2004.

Global Business and Financial Services

Global Business and Financial Services earnings rose 43 percent to $1.22 billion from $849 million a year earlier. Revenue increased 11 percent to $2.69 billion.

Strong loan and deposit growth fueled a $149 million increase in net interest income while growth in service charges was the major driver of higher noninterest income. A negative provision expense of $164 million and a 7 percent decline in noninterest expense added to the earnings improvement. The business also recorded gains on sales of debt securities in Latin America.

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Global Capital Markets and Investment Banking

Global Capital Markets and Investment Banking earnings increased 12 percent to $461 million from $411 million a year ago. Revenue declined 19 percent to $2.12 billion.

The earnings increase was primarily driven by the absence of litigation expense incurred in the second quarter of 2004. Revenue declined as trading profits and investment banking income decreased in the face of weak market conditions. However, the company outperformed the market in mergers and acquisitions, advisory services and investment grade and high yield debt offerings. Investment and brokerage service fees rose. Credit quality continued to be strong.

Global Wealth and Investment Management

Global Wealth and Investment Management earnings increased 48 percent to $590 million from $398 million a year earlier. Revenue rose 19 percent to $1.84 billion.

Asset management fees rose as assets under management increased. Earnings also benefited from continued strong expense management.

All Other

All Other reflected $433 million of net income for the quarter. This included securities gains of $204 million and whole loan sale gains of $278 million related to asset-liability management. The Equity Investments business earned $167 million compared to a loss of $13 million in the second quarter of 2004.

Note: Marc Oken, chief financial officer, will discuss second quarter results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/.

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Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships through more than 5,800 retail banking offices and 16,600 ATMs and through award-winning online banking with more than thirteen million active users. Bank of America is ranked the No. 1 Small Business Administration Lender in the United States by the SBA. The company serves clients in 150 countries and has relationships with 96 percent of the U.S. Fortune 500 companies and 85 percent of the Global Fortune 500 companies. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 9) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; and 10) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

1 Lipper Inc. is an independent mutual fund performance monitor. Lipper ranks mutual funds’ total performance (assuming reinvestment of distributions) against other funds having similar investment objectives and strategies. Lipper makes no adjustment for the effect of sales loads.

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Bank of America

Selected Financial Data(1)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
(Dollars in millions, except per share data; shares in thousands)

Financial Summary
Earnings	$4,296	$3,849	$8,991	$6,530
Earnings per common share	1.07	0.95	2.23	1.88
Diluted earnings per common share	1.06	0.93	2.20	1.85
Dividends paid per common share	0.45	0.40	0.90	0.80
Closing market price per common share	45.61	42.31	45.61	42.31
Average common shares issued and outstanding	4,005,356	4,062,384	4,019,089	3,471,516
Average diluted common shares issued and outstanding	4,065,355	4,131,290	4,081,921	3,531,038

Summary Income Statement
Net interest income	$7,650	$7,581	$15,523	$13,382
Total noninterest income	6,365	5,467	12,514	9,197

Total revenue	14,015	13,048	28,037	22,579
Provision for credit losses	875	789	1,455	1,413
Gains on sales of debt securities	325	795	984	1,290
Other noninterest expense	6,898	7,103	13,843	12,533
Merger and restructuring charges	121	125	233	125

Income before income taxes	6,446	5,826	13,490	9,798
Income tax expense	2,150	1,977	4,499	3,268

Net income	$4,296	$3,849	$8,991	$6,530

Summary Average Balance Sheet
Total loans and leases	$520,424	$497,158	$522,672	$435,618
Securities	227,182	159,797	215,940	129,776
Total earning assets	1,118,527	938,520	1,081,924	836,664
Total assets	1,277,489	1,094,459	1,239,398	963,825
Total deposits	640,593	582,305	634,043	503,690
Shareholders’ equity	98,417	93,266	98,614	70,976
Common shareholders’ equity	98,145	92,943	98,343	70,787

Performance Indices
Return on average assets	1.35%	1.41%	1.46%	1.36%
Return on average common shareholders’ equity	17.54	16.63	18.42	18.54

Credit Quality
Net charge-offs	$880	$829	$1,769	$1,549
Annualized net charge-offs as a % of average loans and leases outstanding	0.68%	0.67%	0.68%	0.72%
Managed credit card net losses as a % of average managed credit card receivables	6.23	5.88	6.20	5.54

	At June 30
	2005		2004
Balance Sheet Highlights
Loans and leases	$529,418		$498,481
Total securities	233,586		166,653
Total earning assets	1,086,666		876,714
Total assets	1,246,330		1,024,731
Total deposits	635,417		575,413
Total shareholders’ equity	100,540		95,821
Common shareholders’ equity	100,268		95,499
Book value per share	24.96		23.51

Total equity to assets ratio (period-end)	8.07%		9.35%

Risk-based capital ratios:
Tier 1	8.06	*	8.20
Total	11.12	*	11.97
Leverage ratio	5.59	*	5.83
Period-end common shares issued and outstanding	4,016,704		4,062,657

Allowance for credit losses:
Allowance for loan and lease losses	$8,319		$8,767
Reserve for unfunded lending commitments	383		486

Total	$8,702		$9,253

Allowance for loan and lease losses as a % of total loans and leases	1.57%		1.76%
Allowance for loan and lease losses as a % of total nonperforming loans and leases	470		305
Total nonperforming loans and leases	$1,770		$2,879
Total nonperforming assets	1,895		3,179
Nonperforming assets as a % of:
Total assets	0.15%		0.31%
Total loans, leases and foreclosed properties	0.36		0.64
Nonperforming loans and leases as a % of total loans and leases	0.33		0.58

Other Data
Full-time equivalent employees	177,795		179,971
Number of banking centers - domestic	5,880		5,774
Number of ATMs - domestic	16,687		16,672

* Preliminary data

Information for periods after April 1, 2004 includes the FleetBoston acquisition; prior periods have not been restated.

BUSINESS SEGMENT RESULTS

	Global Consumer and Small Business Banking	Global Business and Financial Services	Global Capital Markets and Investment Banking	Global Wealth and Investment Management	All Other
Three Months Ended June 30, 2005
Total revenue (FTE) (2)	$7,062	$2,691	$2,121	$1,837	$495
Net income	1,595	1,217	461	590	433
Shareholder value added	828	458	195	329	79
Return on average equity	19.36%	16.90%	18.24%	23.18%	n/m
Average loans and leases	$140,255	$176,505	$32,639	$52,967	$118,058

Three Months Ended June 30, 2004
Total revenue (FTE) (2)	$6,723	$2,430	$2,634	$1,546	$(115)
Net income	1,740	849	411	398	451
Shareholder value added	1,022	83	128	163	195
Return on average equity	22.51%	11.66%	15.28%	17.20%	n/m
Average loans and leases	$129,379	$163,905	$38,476	$44,117	$121,281

Six Months Ended June 30, 2005
Total revenue (FTE) (2)	$14,024	$5,425	$4,753	$3,631	$594
Net income	3,494	2,339	1,182	1,166	810
Shareholder value added	1,982	810	644	657	101
Return on average equity	21.43%	16.12%	23.13%	23.45%	n/m
Average loans and leases	$139,467	$174,019	$34,065	$51,869	$123,252

Six Months Ended June 30, 2004
Total revenue (FTE) (2)	$11,448	$3,999	$4,808	$2,647	$16
Net income	2,810	1,441	864	645	770
Shareholder value added	1,739	479	381	290	107
Return on average equity	24.96%	15.77%	18.96%	18.70%	n/m
Average loans and leases	$107,731	$136,551	$33,905	$41,280	$116,151

n/m	= not meaningful

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
SUPPLEMENTAL FINANCIAL DATA

Fully taxable-equivalent basis data (2)
Net interest income	$7,841	$7,751	$15,913	$13,721
Total revenue	14,206	13,218	28,427	22,918
Net interest yield	2.81%	3.31%	2.95%	3.29%
Efficiency ratio	49.42	54.68	49.52	55.23

Reconciliation of net income to operating earnings
Net income	$4,296	$3,849	$8,991	$6,530
Merger and restructuring charges	121	125	233	125
Related income tax benefit	(41)	(42)	(78)	(42)

Operating earnings	$4,376	$3,932	$9,146	$6,613

Operating Basis
Diluted earnings per common share	$1.08	$0.95	$2.24	$1.87
Return on average assets	1.37%	1.44%	1.49%	1.38%
Return on average common shareholders’ equity	17.87	16.99	18.74	18.77
Efficiency ratio	48.56	53.73	48.70	54.68

Reconciliation of net income to shareholder value added
Net income	$4,296	$3,849	$8,991	$6,530
Amortization of intangibles	204	201	412	255
Merger and restructuring charges, net of tax benefit	80	83	155	83
Capital charge	(2,691)	(2,542)	(5,364)	(3,872)

Shareholder value added	$1,889	$1,591	$4,194	$2,996

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.

(2)	Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

Information for periods after April 1, 2004 includes the FleetBoston acquisition; prior periods have not been restated.